CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                             OF
                 Kenroy Communications Corp.
                     (the "Corporation")

We, Robert Blair and Keith Collins, certify that:


     1. The original articles were filed with the Office of the Secretary of State on December 31, 1998.

     2.    As  of  the date of this certificate,  10,220,000
     shares of stock of the corporation have been issued.

     3. Pursuant to a consent of the shareholders in lieu of a meeting, in which 5,272,726 votes, representing 51.59% of the outstanding voting shares, approved the action taken by the Board of Directors, the company hereby adopts the following amendment to the Articles of Incorporation of this Corporation:

          First:  Name of Corporation.

          The  name of the corporation is eHomeOne.com, Inc.
          (the "Corporation")



                                /s/ Robert Blair
                                Robert Blair, President



                                /s/ Keith Collins
                                Keith Collins, Secretary